Exhibit 99.1

Greenlane Announces Results of Annual Meeting of Stockholders, Canopy Growth Co-Founder Bruce Linton Joins Greenlane’s Board of Directors

Boca Raton, Florida – December 15, 2025 – Greenlane Holdings, Inc. (“Greenlane” or the “Company”) (Nasdaq:GNLN), a Berachain-focused digital asset treasury company and global seller of premium cannabis accessories, is pleased to announce the voting results from its Annual Meeting of Stockholders (the “Meeting”) convened on December 1, 2025 and adjourned to, and reconvened on, December 9, 2025.

Each of the directors listed as a nominee in the Proxy Statement, including new Chairman of the Board, Bruce Linton, was elected at the Meeting to serve as a director of the Company until the Company’s next annual stockholders meeting or until his or her successor is duly elected or appointed.

The detailed results of the vote for the election of directors held at the Meeting are set out below:

Name Of Nominee	Votes cast FOR	% Votes FOR	Votes cast AGAINST	% Votes AGAINST
Barbara Sher	126,884	97.06%	3,832	2.93%
Donald Hunter	126,674	96.86%	4,095	3.13%
Bruce Linton	127,751	97.75%	2,940	2.24%
William Levy	127,920	97.82%	2,848	2.17%
Michael C. Howe	126,809	96.97%	3,959	3.02%

Greenlane’s stockholders also approved the re-appointment of PKF O’Connor Davies, LLP as the Company’s auditors and independent registered public accounting firm for the fiscal year ending December 31, 2025, and authorized the Company’s board of directors (the “Board”) or any responsible committee thereof to fix their remuneration.

In addition, Greenlane’s stockholders approved all of the other proposals described in the Company’s proxy statement, including (i) an amendment to the Company’s 2019 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder to 3,000,000, (ii) the Financing Proposal to issue shares of common stock and pre-funded warrants in connection with the Company’s recent financing, and (iii) the Advisory Compensation Proposal relating to the issuance of pre-funded warrants to certain advisors and the shares of common stock issuable upon exercise of those warrants.

For complete results on all matters voted on at the Meeting, please consult the Company’s Form 8-K which has been filed on EDGAR at www.sec.gov/edgar.

About Greenlane

Greenlane is an ecosystem participant focused on supporting the development and operation of blockchain-based infrastructure, including assets and applications built on Berachain. The company engages in network staking, liquidity provisioning, and strategic initiatives intended to contribute to the long-term sustainability of decentralized protocols within its portfolio.

Media Contacts:

Greenlane Holdings, Inc.

Investor Contact:

IR@greenlane.com

or

PCG Advisory
Kevin McGrath
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